EXHIBIT 99.1

Tuesday Morning Corporation Announces Second Quarter Fiscal 2014 Results

DALLAS, Jan. 30, 2014 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with 819 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced financial results for the second quarter and year-to-date period ended December 31, 2013.

Second Quarter 2014 Financial Highlights

  For the second quarter of fiscal 2014, the Company's net sales were $285.8 million, essentially flat with $285.3 million for the second quarter of fiscal 2013. Net sales for the second quarter of fiscal 2013 included the contribution of 24 more stores, as well as e-Commerce sales. Comparable store sales increased by 3.1% compared to the second quarter of fiscal 2013 and were comprised of a 7.0% increase in customer transactions, partially offset by a 3.9% decrease in average ticket.
  During fiscal 2013, the Company exited a number of non-core categories such as women's apparel and footwear. In the second quarter of fiscal 2014, comparable sales in ongoing core categories increased 7% and were led by exceptional strength in Furniture, up 57%, Sheets/Linens, up 23%, and Home Décor, up 20%.
  Including the impact of business turnaround related charges, the Company reported net income for the quarter of $17.7 million, or $0.41 per share, compared to a net loss of $21.5 million, or $0.51 per share, in the same period last year. Excluding these business turnaround related charges, the Company reported non-GAAP adjusted net income of $19.3 million, or $0.45 per share, for the second quarter ended December 31, 2013, compared to a non-GAAP adjusted net income of $15.5 million, or $0.37 per share, in the same period last year.

Michael Rouleau, Chief Executive Officer, stated, "During the second quarter, our experienced team executed a disciplined program aimed at improving operations, enhancing merchandising and strengthening the Tuesday Morning offering to our value-oriented consumer.  Our progress to date includes improved customer service in well-stocked stores displaying fresh, new merchandise at great values – all of which yielded solid comparable store sales results, increased inventory turnover, and a strong cash position. We are pleased with our progress and results this quarter and are confident we will demonstrate continued improvement in the second half of our fiscal 2014, yet remain focused on the significant work ahead necessary to complete our business turnaround program."

Second Quarter 2014 Results of Operations

For the second quarter of fiscal 2014, Tuesday Morning reported gross profit of $99.3 million and gross margin of 34.8% compared to $61.6 million of gross profit and gross margin of 21.6% in the second quarter of fiscal 2013. Excluding the inventory write-down related to our business turnaround initiative, the gross margin on a non-GAAP basis declined 0.8% compared to the same period last year, from 36.2% to 35.4%, primarily due to a lower initial markup, partially offset by lower buying and distribution costs and lower markdown levels. The year over year gross margin decline in the second quarter represents a sequential improvement versus the decline in gross margin experienced in the first quarter of fiscal 2014.

Selling, general and administrative expenses (SG&A) decreased 3.7% to $81.1 million, compared to $84.2 million in the same period last year. As a percent of net sales, SG&A was 28.4% compared to 29.5% in the same period last year. Excluding business turnaround charges, SG&A on a non-GAAP basis as a percent of net sales increased 0.7% to 28.3%, from 27.6% in the same period last year, primarily due to higher store labor support and the addition of a store and corporate incentive program.

Operating income was $18.3 million compared to an operating loss of $22.6 million in the second quarter of fiscal 2013. Excluding business turnaround charges, adjusted operating income on a non-GAAP basis was $20.3 million for the second quarter ended December 31, 2013, compared to non-GAAP adjusted operating income of $24.6 million in the same period last year. The decrease in non-GAAP operating income was attributable to lower non-GAAP gross profit and increased store costs.

Net income was $17.7 million, or $0.41 per share, compared to a net loss of $21.5 million, or $0.51 per share, in the second quarter of fiscal 2013. Excluding the business turnaround charges, net income on a non-GAAP basis was $19.3 million, or $0.45 per share, compared to net income of $15.5 million, or $0.37 per share, in the same period last year. Our effective tax rate in the current quarter was significantly lower due to changes in our deferred tax asset valuation allowance.

Six Months ended December 31, 2013 Results of Operations

For the six months ended December 31, 2013, net sales were $469.4 million, a 2.5% increase over the $458.1 million in net sales for the same period last year. Comparable store sales increased by 5.4% for the six months ended December 31, 2013, compared to the same period last year, and were comprised of a 9.4% increase in customer transactions, partially offset by a 4.0% decrease in average ticket.

Gross profit was $162.8 million and gross margin was 34.7% compared to $126.5 million of gross profit and gross margin of 27.6% for the six months ended December 31, 2012. Excluding the inventory write-down related to our business turnaround initiative, non-GAAP gross margin was 35.1% compared to non-GAAP gross margin of 36.7% in the same time period last year. The change in gross margin, excluding the turnaround related inventory write-down, was driven by a lower initial markup on inventory sold and increased markdowns, partially offset by lower buying and distribution costs.

Selling, general and administrative expenses (SG&A) decreased 1.9% to $156.9 million from $160.0 million in the same period last year primarily as a result of business turnaround charges that occurred in the prior fiscal year. As a percent of net sales, SG&A was 33.4% compared to 34.9% in the same period last year. Excluding business turnaround charges, as a percent of sales, non-GAAP SG&A decreased to 32.9% compared to 33.4% in the same period last year.

Operating income was $5.8 million compared to an operating loss of $33.5 million for the six months ended December 31, 2012 primarily resulting from non-recurring charges incurred in fiscal 2013. Excluding the non-recurring charges primarily related to the business turnaround initiative, operating income on a non-GAAP basis was $10.3 million for the six months ended December 31, 2013, compared to $15.2 million for the same period last year. The decrease in non-GAAP operating income is attributable to a decrease in gross profit and higher SG&A costs on a non-GAAP basis.

Net income was $5.7 million, or $0.13 per share, compared to a net loss of $28.4 million, or $0.68 per share, for the six months ended December 31, 2012. The Company's results were impacted by the effects of the non-recurring items related to our business turnaround initiatives in the prior period as described above and an increase in our deferred tax asset valuation allowance in the current period. On a non-GAAP basis, net income for the six months ended December 31, 2013 was $9.4 million, or $0.22 per share, compared to $9.6 million, or $0.23 per share, for the same period last year.

The Company ended the second quarter of fiscal 2014 with $53.3 million in cash and cash equivalents with no borrowings under its line of credit. Inventories at the end of the second quarter of fiscal 2014 were $203.6 million compared to $208.3 million at the end of the second quarter of fiscal 2013, down $4.7 million or 2.3%. For the twelve months ended December 31, 2013, inventory turns were 2.5 compared to 2.1 for the twelve months ended December 31, 2012.

About Tuesday Morning

Tuesday Morning Corporation (Nasdaq:TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise – never seconds or irregulars – at prices well below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 819 stores in 41 states. More information and a list of store locations may be found on our website at www.TuesdayMorning.com.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review second quarter 2014 financial results today, January 30, 2013, at 3:30 p.m. Central Time. The call may also include discussion of company developments, forward-looking information and other material information about business and financial matters. A live webcast of the conference call will be available in the Investor Relations section of the Company's website at www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the webcast will be accessible through the Company's website for 90 days. A replay of the conference call will be available from 6:30 p.m., Central time, Thursday, January 30, 2014 through 10:59 p.m., Friday, January 31, 2014 by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID number 33327667.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States ("GAAP"). From time to time, in press releases, financial presentations, earnings conference calls or otherwise, the Company may disclose certain non-GAAP financial measures. The non-GAAP financial measures presented in this earnings release should not be viewed as alternatives or substitutes for the Company's reported GAAP results. A reconciliation of the most directly comparable GAAP financial measure is set forth in the tables that accompany this release.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial position, and our business outlook or state other "forward-looking" information. Forward-looking statements in this press release include, but are not limited to, statements or management's plans and expectations in this press release.

Reference is hereby made to the Company's filings with the Securities and Exchange Commission, including, but not limited to, "Cautionary Statement Regarding Forward-Looking Statements" and "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2013, for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: our ability to successfully implement our strategic business development strategies; changes in economic and political conditions which may adversely affect consumer spending; our failure to identify and respond to changes in consumer trends and preferences; our ability to continuously attract buying opportunities for closeout merchandise and anticipate consumer demand; our ability to successfully manage our inventory balances; loss of or disruption in our centralized distribution center; loss or departure of one or more members of our senior management or other key management employees; increased or new competition; our ability to successfully execute our strategy of opening new stores and relocating or expanding existing stores; increases in fuel prices and changes in transportation industry regulations or conditions; our ability to generate strong cash flows from operations and to continue to access credit markets; increases in the cost or a disruption in the flow of our imported products; the success of our marketing, advertising and promotional efforts; our ability to attract and retain quality sales, distribution center and other associates in large numbers, as well as, experienced buying and management personnel; seasonal and quarterly fluctuations; our ability to maintain and protect our information technology systems and technologies; our ability to comply with various government regulations; our ability to manage litigation risks from our customers, employees and other third parties; our ability to manage risks associated with product liability claims and product recalls; the impact of adverse local conditions, natural disasters and other events; and our ability to manage the negative effects of inventory shrinkage. The Company's filings with the SEC are available at the SEC's web site at www.sec.gov.

The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events. Investors are cautioned not to place undue reliance on any forward-looking statements.

TUESDAY MORNING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

The following non-GAAP financial measures are adjusted to exclude the impact of the following non-recurring business turnaround related charges and adjustments: our inventory write-down, management and board transition charges (including compensation and severance, consulting, legal, search and recruiting costs related to the transition), costs associated with exiting the e-Commerce business and changes in our deferred tax asset valuation allowance. The amount of the turnaround related inventory write-down excluded from cost of sales (and the calculation of gross profit on a non-GAAP basis) and the adjustments to selling, general and administrative expenses are included in the first table below.

GAAP Operating Income/(Loss) to Non-GAAP Adjusted Operating Income:

The following table reconciles operating income/(loss), the most directly comparable GAAP financial measure, to adjusted operating income, a non-GAAP financial measure:

(in thousands)
	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Operating income/(loss) (GAAP)	$ 18,285	$(22,593)	$ 5,818	$(33,477)
Non-GAAP adjustments:
Adjustment reducing cost of sales:
Inventory write-down	1,810	41,809	1,810	41,809
Adjustments reducing selling, general and administrative expenses:
Store reorganization and clean-up	–	1,125	–	1,125
Compensation	–	1,542	1,554	1,686
Legal, consulting, and recruiting	244	2,682	1,083	4,031
Adjusted operating income (Non-GAAP)	$ 20,339	$ 24,565	$ 10,265	$ 15,174

GAAP Net Income/(Loss) to Non-GAAP Adjusted Net Income:

The following table reconciles net income/(loss) from continuing operations, the most directly comparable GAAP financial measure, to adjusted net income from continuing operations, a non-GAAP financial measure:

(in thousands)
	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net income/(loss) (GAAP)	$ 17,674	$(21,466)	$ 5,665	$(28,427)
Non-GAAP adjustments:
Inventory write-down, net of tax (1)(2)	2,146	26,349	2,190	26,511
Store reorganization and clean-up, net of tax (1)(2)	–	709	–	713
Compensation, net of tax (1)(2)	–	972	1,880	1,069
Legal, consulting, and recruiting, net of tax (1)(2)	289	1,690	1,208	2,556
Disposal of systems, net of tax (1)(2)	–	875	103	880
Deferred tax asset valuation allowance	(772)	6,324	(1,667)	6,324
Adjusted net income (non-GAAP)	$ 19,337	$ 15,453	$ 9,379	$ 9,626

(1)  The effective tax rate utilized in this non-GAAP adjusted net income/(loss) reconciliation is (18.5%) for the three months ended December 31, 2013 and 37.0% for the three months ended December 31, 2012. This rate is inclusive of a deferred tax asset valuation allowance of $18.1 million as of December 31, 2013 and of $6.3 million as of December 31, 2012.

(2)  The effective tax rate utilized in this non-GAAP adjusted net income/(loss) reconciliation is (21.0%) for the six months ended December 31, 2013 and 36.6% for the six months ended December 31, 2012. This rate is inclusive of a deferred tax asset valuation allowance of $18.1 million as of December 31, 2013 and of $6.3 million as of December 31, 2012.

GAAP Net Income/(Loss) Per Share to Non-GAAP Adjusted Net Income Per Share:

The following table reconciles diluted EPS from continuing operations, the most directly comparable GAAP financial measure, to adjusted diluted EPS from continuing operations, a non-GAAP financial measure:

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Diluted EPS (GAAP)	$ 0.41	$ (0.51)	$ 0.13	$ (0.68)
Non-GAAP adjustments:
Inventory write-down, net of tax (1)(2)	0.05	0.63	0.06	0.63
Store reorganization and clean-up, net of tax (1)(2)	–	0.02	–	0.02
Compensation, net of tax (1)(2)	–	0.02	0.04	0.03
Legal, consulting, and recruiting, net of tax (1)(2)	0.01	0.04	0.03	0.06
Disposal of systems, net of tax (1)(2)	–	0.02	–	0.02
Deferred tax asset valuation allowance	(0.02)	0.15	(0.04)	0.15
Adjusted diluted EPS (non-GAAP)	$ 0.45	$ 0.37	$ 0.22	$ 0.23

(1)  The effective tax rate utilized in this non-GAAP adjusted EPS reconciliation is (18.5%) for the three months ended December 31, 2013 and 37.0% for the three months ended December 31, 2012. This rate is inclusive of a deferred tax asset valuation allowance of $18.1 million as of December 31, 2013 and of $6.3 million as of December 31, 2012.

(2)  The effective tax rate utilized in this non-GAAP adjusted EPS reconciliation is (21.0%) for the six months ended December 31, 2013 and 36.6% for the six months ended December 31, 2012. This rate is inclusive of a deferred tax asset valuation allowance of $18.1 million as of December 31, 2013 and of $6.3 million as of December 31, 2012.

The Company believes that the non-GAAP financial measures above provide useful information to the Company's management, investors, and other interested parties about the Company's operating performance because they allow them to understand and compare the Company's operating results during the 2014 fiscal year to the prior year periods in a more consistent manner. The Non-GAAP measures presented in this press release, may not be comparable to similarly titled measures used by other companies. The Company calculated the tax effect of non-GAAP adjustments by applying an applicable estimated jurisdictional tax rate to each specific non-GAAP item.

Tuesday Morning Corporation
Consolidated Statement of Operations
(In thousands, except per share data)

	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Net sales	$ 285,771	$ 285,312	$ 469,449	$ 458,107
Cost of sales	186,433	223,711	306,684	331,600
Gross profit	99,338	61,601	162,765	126,507

Selling, general and administrative expenses	81,053	84,194	156,947	159,984

Operating Income (Loss)	18,285	(22,593)	5,818	(33,477)

Other income (expense):
Interest income	11	--	15	--
Interest expense	(394)	(486)	(769)	(908)
Other income, net	3	(1,267)	83	(1,209)
Other expense, net	(380)	(1,753)	(671)	(2,117)

Income (loss) before income taxes	17,905	(24,346)	5,147	(35,594)

Income tax provision/(benefit)	231	(2,880)	(518)	(7,167)

Net income (loss)	$ 17,674	$ (21,466)	$ 5,665	$ (28,427)

Income (Loss) Per Share:
Net income (loss) per common share:
Basic	$ 0.41	$ (0.51)	$ 0.13	$ (0.68)
Diluted	$ 0.41	$ (0.51)	$ 0.13	$ (0.68)

Weighted average number of common shares:
Basic	42,904	42,308	42,761	42,036
Diluted	43,221	42,308	43,139	42,036

Consolidated Balance Sheets
(in thousands)

	Dec. 31, 2013	Dec. 31, 2012	Jun. 30, 2013
	(unaudited)	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$ 53,313	$ 47,983	$ 28,896
Inventories	203,621	208,304	211,981
Prepaid expenses	6,170	7,330	6,609
Deferred income taxes	--	9,289	991
Other current assets	738	754	2,310
Total Current Assets	263,842	273,660	250,787

Property and equipment, net	68,599	73,991	66,009

Other long-term assets:
Deferred financing costs	1,714	2,301	2,011
Other assets	1,134	1,287	1,203
Deferred income tax - non-current	4,053	--	1,870

Total Assets	$ 339,342	$ 351,239	$ 321,880

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 75,513	$ 70,137	$ 72,958
Accrued liabilities	41,433	38,505	35,719
Deferred income taxes payable	1,193	--	--
Income taxes payable	15	1,105	85
Total Current Liabilities	118,154	109,747	108,762

Revolving credit facility	--	--	--
Deferred rent	2,767	2,936	2,885
Other liabilities - non-current	2,289	--	2,289
Income tax payable - non-current	404	482	487
Deferred income taxes	--	4,395	--
Total Liabilities	123,614	117,560	114,423

Stockholders' equity	215,728	233,679	207,457
Total Liabilities and Stockholders' Equity	$ 339,342	$ 351,239	$ 321,880

Consolidated Statement of Cash Flows
(in thousands)

	Six Months Ended Dec. 31,
	2013	2012
	(unaudited)
Net cash flows from operating activities:
Net income (loss)	$ 5,665	$ (28,427)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	5,866	7,130
Amortization of financing fees	297	302
Deferred income taxes	1	(9,172)
Loss on disposal of fixed assets	208	1,503
Shared-based compensation expense	1,017	1,024
Other non-cash items	--	56
Net change in operating assets and liabilities	16,429	41,268

Net cash provided by operating activities	29,483	13,684

Net cash flows from investing activities:
Proceeds from sale of assets	26	--
Capital expenditures	(8,690)	(6,360)

Net cash used in investing activities	(8,664)	(6,360)

Net cash flows from financing activities:
Repayments under revolving credit facility	(25,100)	(93,655)
Proceeds under revolving credit facility	25,100	93,655
Change in cash overdraft	1,987	--
Excess tax benefit related to exercise of stock options	--	(507)
Purchase of treasury stock	(86)	(59)
Proceeds from exercise of employee stock options	1,697	1,485

Net cash provided by financing activities	3,598	919

Net increase in cash and cash equivalents	24,417	8,243

Cash and cash equivalents, beginning of period	28,896	39,740

Cash and cash equivalents, end of period	$ 53,313	$ 47,983
CONTACT: Jeffrey N. Boyer
         Chief Financial Officer and
         Chief Administrative Officer
         TUESDAY MORNING CORPORATION
         972-934-7189

         MEDIA:
         Jonathan Morgan/Jennifer Sanders
         PERRY STREET COMMUNICATIONS
         214-965-9955